Exhibit 10.3

FORM OF SPONSOR LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and between Pioneer Acquisition I Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), and Pioneer Acquisition 1 Sponsor Holdco LLC, a Delaware limited liability company (the “Sponsor” and, together with any Person who hereafter becomes a party to this Agreement pursuant to Section 2, the “Securityholders” and each, a “Securityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined herein).

WHEREAS, the parties hereto are entering into this Agreement in connection with that certain Business Combination Agreement, dated as of October 6, 2026 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Pioneer Acquisition I Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), Pioneer Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Purchaser (the “Merger Sub”), and Green AI Cloud, Inc., a Delaware corporation (the “Company”), pursuant to which the parties thereto intend to consummate a business combination (the “Business Combination”);

WHEREAS, at least one (1) day prior to the Closing, the Purchaser shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile and become a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”) (the “Domestication”);

WHEREAS, prior to the Domestication the Sponsor owned, in the aggregate, (i) 6,325,000 Purchaser Class B Ordinary Shares and (ii) 6,400,000 Cayman Purchaser Warrants;

WHEREAS, (i) immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share held by the Sponsor was converted on a one-for-one basis into a Purchaser Class A Ordinary Share and (ii) in connection with the Domestication, (x) each then issued and outstanding Purchaser Class A Ordinary Share was converted automatically, on a one-for-one basis, into a share of Domesticated Purchaser Common Stock, par value $0.0001 per share; (y) each then issued and outstanding Cayman Purchaser Warrant was converted automatically, on a one-for-one basis, into a Domesticated Purchaser Warrant, each whole Domesticated Purchaser Warrant entitling the holder thereof to purchase one share of Domesticated Purchaser Common Stock at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement, dated as of June 17, 2025, by and between the Purchaser and Continental, as warrant agent; and (z) each then issued and outstanding Cayman Purchaser Unit was converted automatically, on a one-for-one basis, into a Domesticated Purchaser Unit, each consisting of one share of Domesticated Purchaser Common Stock and one-half of one Domesticated Purchaser Warrant, following which the Sponsor owns 6,325,000 shares of Domesticated Purchaser Common Stock (the “Lock-Up Shares”), including 6,325,000 shares issued upon conversion of the Purchaser Class B Ordinary Shares;

WHEREAS, in connection with the Business Combination, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of securities of the Purchaser.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

1. Transfer Restrictions. Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the board of directors of the Purchaser, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Lock-Up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares or (iii) take any action in furtherance of any of the matters described in the foregoing clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) prior to the date that is six (6) months following the consummation of the Merger (the “Lock-Up Period”).

2. Permitted Transfers. The restrictions set forth in Section 1 shall not apply to:

(i) Transfers of any securities other than the Lock-Up Shares or any other equity security of the Purchaser issued or issuable with respect to the Lock-Up Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(ii) Transfers to the Purchaser’s officers or directors, any Affiliate or member of the immediate family of any of the Purchaser’s officers or directors, any members or partners of the Sponsor or their Affiliates, any Affiliates of the Sponsor, or any employees of such Affiliates;

(iii) In the case of an individual, Transfers to any Affiliate or member of the immediate family of the Securityholder;

(iv) Transfers to any investment funds or vehicles controlled or managed by the Securityholder or any of its Affiliates;

(v) Transfers by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under Section 2(iii), or to a charitable organization;

(vi) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such individual;

(vii) in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(viii) in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the Securityholder and/or its Affiliates or members of its immediate family are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(ix) Transfers to a nominee or custodian of a Person to whom a Transfer would be permitted under Section 2(iii);

(x) by private sales or transfers made in connection with any Funding Commitments (including any forward purchase agreement or similar arrangement) at prices no greater than the price at which the Lock-Up Shares were originally purchased;

(xi) Transfers in connection with any legal, regulatory or other order;

(xii) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(xiii) in the case of an entity, Transfers as part of a distribution to members, partners, shareholders or equityholders of the Securityholder;

(xiv) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(xv) the exercise of Purchaser Options or Domesticated Purchaser Warrants to purchase shares of Domesticated Purchaser Common Stock or the vesting of Purchaser RSUs relating to shares of Domesticated Purchaser Common Stock and any related Transfer of shares of Domesticated Purchaser Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such Purchaser Options or Domesticated Purchaser Warrants or (y) for the purpose of paying the exercise price of such Purchaser Options or Domesticated Purchaser Warrants or for paying taxes due as a result of the exercise of such Purchaser Options or Domesticated Purchaser Warrants, the vesting of such Purchaser Options or Purchaser RSUs, or as a result of the vesting of such shares of Domesticated Purchaser Common Stock, it being understood that all shares of Domesticated Purchaser Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(xvi) Transfers to the Purchaser pursuant to any contractual arrangement in effect upon the consummation of the Merger that provides for the repurchase by the Purchaser or forfeiture of Domesticated Purchaser Common Stock or other securities convertible into, or exercisable, redeemable or exchangeable for, Domesticated Purchaser Common Stock in connection with the termination of the Securityholder’s service to the Purchaser;

(xvii) the entry, by the Securityholder, at any time after the consummation of the Merger, of any trading plan providing for the sale of shares of Domesticated Purchaser Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Domesticated Purchaser Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xviii) Transfers in the event of the completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Purchaser’s securityholders having the right to exchange their shares of Domesticated Purchaser Common Stock for cash, securities or other property; and

provided, however, that (A) in the case of clauses (ii) through (xiv), as a prerequisite to such Transfer, such permitted transferee(s) must enter into a joinder to this Agreement, substantially in the form of Exhibit A hereto, in order to become a “Securityholder” for purposes of this Agreement. For purposes of this Section 2, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the Securityholder, and lineal descendant (including by adoption) of the Securityholder or of any of the foregoing persons.

3. Termination. This Agreement shall terminate upon the earlier of (i) the expiration of the Lock-Up Period, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the date hereof that results in all of the public stockholders of the Purchaser having the right to exchange their shares of Domesticated Purchaser Common Stock for cash, securities or other property and (iii) the liquidation of the Purchaser.

4. Prohibited Transfers. In furtherance of the foregoing, the Purchaser, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

5. Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Securityholders holding a majority of the aggregate number of shares of Domesticated Purchaser Common Stock then held by all Securityholders as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement.

6. Entire Agreement. This Agreement and the documents or instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or in the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties hereto with respect to the subject matter contained herein.

7. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the parties hereto, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

8. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

9. Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.

10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Counterparts. This Agreement (and any joinder to this Agreement) may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13. Liability. The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

14. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with evidence of transmission, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following address (or at such other address for a party as shall be specified by like notice):

If to the Purchaser:

Pioneer Acquisition I Corp.
131 Concord Street
Brooklyn, NY 11201
Attn: Mitchell Creem
Email: Creem@pioneeracquisition.com

with a copy (which shall not constitute notice) to:

Winston Taylor LLP
800 Capitol Street, Suite 2400
Houston, TX 77002
Attn: Michael J. Blankenship
Email: mike.blankenship@winstontaylor.com

If to the Sponsor:

Pioneer Acquisition 1 Sponsor Holdco LLC
c/o Pioneer Acquisition I Corp.
131 Concord Street
Brooklyn, NY 11201
Attn: Mitchell Creem
Email: Creem@pioneeracquisition.com

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Purchaser:

PIONEER ACQUISITION I CORP.

By:
Name:	Mitchell Creem
Title:	Chief Executive Officer

Securityholder:

PIONEER ACQUISITION 1 SPONSOR HOLDCO LLC

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

EXHIBIT A

JOINDER TO LOCK-UP AGREEMENT

[●], 2026

Reference is made to the Lock-Up Agreement, dated as of [●], 2026, by and between Pioneer Acquisition I Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”) and the Securityholders (as defined therein) from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Lock-Up Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lock-Up Agreement.

Each of the Purchaser and the undersigned holder of securities of the Purchaser subject to the Lock-Up Agreement (the “New Securityholder”) agrees that this Joinder to the Lock-Up Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

The New Securityholder hereby agrees to and does become a party to the Lock-Up Agreement as a Securityholder. This Joinder shall serve as a counterpart signature page to the Lock-Up Agreement and by executing below, the New Securityholder is deemed to have executed the Lock-Up Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

Exh. A-1

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

Purchaser:

PIONEER ACQUISITION I CORP.

By:
Name:	Mitchell Creem
Title:	Chief Executive Officer

New Securityholder:

[●]

By:
Name:
Title:

[Signature Page to Joinder to Lock-Up Agreement]

Exh. A-2